Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into as of the date set forth on the signature page below (the “Execution Date”), by and between Benjamin Shaw (“you”) and Covetrus, Inc. (the “Company”, and together with you, the “Parties”).

WHEREAS, you and the Company are parties to that certain Employment Agreement made and entered into as of February 7, 2019 (the “Employment Agreement”);

WHEREAS, the Parties mutually agree that you will voluntarily resign from your position of employment with the Company, including your position as an officer, and your service as a director of the Company, effective October 21, 2019 (the “Separation Date”);

WHEREAS, you and the Company desire to enter into this Agreement to set forth the terms and conditions of the termination of your employment with the Company; and

WHEREAS, you may consider for twenty-one (21) days whether you wish to sign this Agreement and the Company are advises you to review this Agreement with your attorney.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration the sufficiency of which you acknowledge, and intending to be legally bound hereby, you and the Company agree as follows:

1. General Terms of Separation. Whether or not you sign this Agreement, (a) you will be paid for all time worked, including any benefits accrued, including accrued but unused vacation time, up to and including the Separation Date, with such amounts paid through the Company’s payroll on the next scheduled payroll date following the Execution Date; (b) your last day of employment with the Company is the Separation Date; and (c) your eligibility to participate in all Company-sponsored plans that are governed by Employee Retirement Income Security Act or 1974, as amended (“ERISA”) will end effective on the Separation Date or such date as may otherwise be set forth in such plans. You separately agree to resign as of the Separation Date from any all positions you hold as an officer or director of the Company, and/or any position as a member of any committees of the board of directors the Company. You agree to sign such documents as the Company may reasonably request to effectuate such resignations.

2. Consideration. Subject to your timely execution and delivery of this Agreement, agreeing to be bound by the general release in Paragraph 3 below, and including the other terms and conditions of this Agreement described below, and provided you do not timely exercise your right to revoke such agreement, the Company will provide you the following consideration (the “Severance Consideration”):

(a) Salary Continuation Payments: Severance equal to twenty-four (24) months of your base salary as of the Separation Date, or $1,670,000, less applicable payroll taxes and required withholdings, paid in accordance with the Company’s customary payroll practices over the applicable twenty-four (24)-month period following the Separation Date.

(b) Prorated Bonus: A prorated annual bonus based on your target bonus amount of $835,000 and the number of days you worked in the 2019 fiscal year up through your Separation Date over 365 days, or $672,575, less applicable payroll taxes and required withholdings, payable at the same time as the Company pays bonuses for the 2019 fiscal year to other employees, but no later than March 15, 2020.

(c) Continuation Coverage: Provided you timely elect and remain eligible for health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”),

the Company shall pay the employer portion of continued health insurance coverage at your current election levels, through the earlier of: (i) eighteen (18) months, or (ii) the date upon which you obtain or are provided any medical benefits coverage from any source other than the Company, and provided that you continue to pay an amount equal to the active employee rate of such coverage.

(d) Strategic Advisor. Commencing on the day following the Separation Date, the Company shall engage you as an independent contractor to serve as a strategic advisor to the Company’s board of directors. The Company will engage you for a minimum of six (6) months following the Separation Date, provided, that, thereafter your position will be “at will”, meaning that either you or the Company may terminate your engagement at any time. Your services shall not exceed thirty (30) hours per week, unless the parties mutually agree otherwise. In consideration for such service, you shall receive gross compensation of Ten Thousand Dollars per month for so long as you serve in such capacity. The remaining terms and scope of your role shall be determined by the Company after consultation with you, which we expect will commence one month after the Separation Date. During the one-month period following the Separation Date, you shall make yourself available to consult with the Company’s Chief Executive Officer regarding the transition of your responsibilities, as reasonably requested by the Company.

(e) Accelerated Vesting of Equity. Notwithstanding anything to the contrary set forth in the equity awards granting you outstanding stock options subject to performance-based vesting and Restricted Stock Units (“RSUs”) subject to time-based vesting (collectively, the Equity Awards”), the unvested portion of your Equity Awards shall vest in full, effective as of the Separation Date. In addition, notwithstanding anything to the contrary in your stock option award, for so long as you serve as an advisor to the Company in accordance with paragraph (d) hereof, the exercise period for your outstanding stock options shall not terminate.

(f) Executive Services. The Company shall continue to pay for executive coaching services for six (6) months following the Separation Date.

You will not be eligible for the Severance Consideration described in this Paragraph 2 unless: (i) the Company has received an executed copy of this Agreement; and (ii) you comply with Restrictions incorporated in Paragraph 6 below.

3. General Release. In exchange for the Severance Consideration, you hereby generally and completely release the Company, the Company’s subsidiaries, and their respective current and former directors, officers, employees, shareholders, stockholders, partners, general partners, limited partners, managers, members, managing directors, operating affiliates, agents, attorneys, predecessors, successors, Company and subsidiary entities, insurers, assigns and affiliated entities (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or related to events, acts, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to, (a) all claims arising from or in any way related to your employment or other participation in connection with any of the Released Parties, or the termination of that employment or participation; (b) all claims related to compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, or fringe benefits, profit sharing, management fees, or carried interest; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including any claims under your Employment Agreement; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including, without limitations, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the

Worker Adjustment and Retraining Notification Act any claims arising under analogous laws of the State of Maine or local ordinances or regulations, including the Maine Human Rights Act, as amended, Me. Rev. Stat. tit. 5, §§ 4551 et seq.; Maine Equal Pay Law, as amended, Me. Rev. Stat. tit. 26, § 628; Maine Civil Rights Act, Me. Rev. Stat. tit. 5, §§ 4681 et seq.; Maine Protection From Harassment Law, Me. Rev. Stat. tit. 5, §§ 4651 et seq.; Maine Sexual Harassment Policies Law, as amended, Me. Rev. Stat. tit. 26, §§ 806 et seq. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law or legal principle in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims. You acknowledge that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which you are already entitled. Notwithstanding anything to the contrary in this Paragraph 3, you are not prohibited from making or asserting and you are not waiving: (a) your rights under this Agreement; (b) any claims for unemployment compensation, workers’ compensation or state disability insurance benefits pursuant to the terms of applicable state laws; (c) any claim for vested benefits under any Company-sponsored retirement or welfare benefit plan; (d) your rights, if any, to indemnification pursuant to the Company’s operating agreement; (e) any claim that arises based on events or facts arising at any time after the date of execution of this Agreement; and (f) any other right that may not be released under applicable law.

4. Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Released Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. To the extent required by law, the Company shall properly notify any Regulators about changes in management as contemplated in this Agreement.

5. Outstanding Equity Awards. This Agreement will have no impact on your outstanding equity awards which will remain subject to the terms and conditions set forth therein, including ceasing vesting upon the Separation Date.

6. Restrictions.

(a) Mutual Non-Disparagement. Except as may be permissible under Paragraph 4, you agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically, about the Company or any other Released Parties and their respective products and services. The Company shall instruct its officers and directors to not make any negative comments or disparaging remarks, in writing, orally or electronically, about you and your family members.

(b) Restrictive Covenants. You acknowledge that a condition for your receipt of the Severance Consideration set forth in Paragraph 2 is your compliance with the restrictive covenants set forth in Paragraph 14 of the Employment Agreement, including the non-competition, non-solicitation restrictions and the invention and non-disclosure obligations, each as set forth in Exhibit A and Exhibit B attached to the Employment Agreement. These provisions set forth in the Employment Agreement are incorporated herein by reference and are part of this Agreement, and continue in full force and effect. Notwithstanding anything to the contrary, the Company hereby agrees that you may provide advisory services to non-competing animal health companies upon your receipt of written consent from the Company, which shall not be unreasonably withheld.

7. Cooperation: After the Separation Date, subject to the Company’s continuation of the strategic advisor relationship with you, you agree to make yourself reasonably available to the Company to answer questions and/or provide guidance in regard to any Company-related matters in which you were involved or of which you have knowledge. You further agree to cooperate with the Company in connection with any contemplated, anticipated, threatened or pending claim, action, suit, investigation or proceeding of any nature regarding such matters. The Company agrees to reimburse you for reasonable authorized out-of-pocket expenses incurred under this Section. The Company shall return all of your personal property located on the Company’s premises.

8. Indemnification. Nothing in this Agreement or elsewhere shall reduce or otherwise adversely affect any rights that you have to contribution, indemnification, or advancement of expenses (including, without limitation advancement of attorney’s fees) whether under the Employment Agreement or otherwise. Following the Separation Date, such rights to indemnification shall remain in full force and effect and shall not be reduced or adversely affected.

9. Statement of Non-Admission. Nothing in this Agreement is intended as or will be construed as an admission or concession of liability or wrongdoing by the Company or any of the Released Parties.

10. No Actions Pending Against the Company. You expressly acknowledge and represent that: (a) you have received all wages to which you were entitled as an employee of the Company; and (b) you are not aware of any facts that may constitute violations of the Company’s policies and/or legal obligations.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Maine.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the matters contained herein and supersedes any and all prior representations and agreements, written or oral, expressed or implied, including the Employment Agreement (except as incorporated herein).

13. Headings; Days. Headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement. All references to a number of days throughout this Agreement refer to calendar days.

14. Representations. You agree and represent that (a) you have read carefully the terms of this Agreement, including the general release; (b) you have had an opportunity to and have been advised by the Company to review this Agreement, including the general release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the general release; (d) you were given twenty-one (21) days to determine whether you wished to sign this Agreement, including the general release; (e) your decision to sign this Agreement, including the general release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to you; and (g) you have adequate information to make a knowing and voluntary waiver. You acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

15. Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days (“Revocation Period”). If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. This Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a letter to the attention of the Company’s General Counsel, 7 Custom House Street, Suite 2, Portland ME, 04101. The letter must be received within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be received by the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the Severance Consideration set forth in Paragraph 2 above.

16. Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement on or before that time, then this Agreement is withdrawn and you will not be eligible for the Severance Consideration set forth in Paragraph 2 above.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, you and the Company hereby execute the foregoing Separation and Release Agreement as of the Execution Date set forth below.

Covetrus, Inc.

By:	/s/ Benjamin Wolin
Benjamin Wolin

I HAVE READ THIS AGREEMENT. I HAVE BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE TWENTY-ONE (21)-DAY CONSIDERATION PERIOD. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

/s/ Benjamin Shaw
Benjamin Shaw

October 21, 2019
Execution Date